Exhibit 10.2

Amendment to Employment Agreement

This Amendment to Employment Agreement (the “Amendment”) is made and entered into by and between Gerry P. Smith (the “Executive”), The ODP Corporation, and Office Depot, LLC.

WHEREAS, Executive and Office Depot, Inc. are parties to an Employment Agreement effective February 27, 2017 (the “Agreement”);

WHEREAS, the Board of Directors of Office Depot, Inc. has implemented a holding company reorganization pursuant to Section 251(g) of the DGCL and Section 18-209 and the other relevant provisions of the Limited Liability Company Act of the State of Delaware to create a new holding company, The ODP Corporation (“Company”), that became the new parent company of Office Depot, Inc. and replaced Office Depot, Inc. as the public company trading on the Nasdaq Global Select Market (the “Reorganization”);

WHEREAS, pursuant to the Reorganization, Office Depot, Inc. merged with and into Office Depot, LLC, a new wholly-owned, indirect subsidiary of Company (the “LLC” and the “Merger”, respectively), with the LLC continuing as the surviving entity in the Merger;

WHEREAS, pursuant to the Reorganization and the Merger, Company and the LLC succeeded to Office Depot, Inc.’s obligations under the Agreement, effective July 1, 2020 (the “Effective Date”); and

WHEREAS, the parties desire to amend the Agreement to reflect the Reorganization and the Merger and the roles of the parties under the Agreement following the Reorganization and the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledges, the parties agree as follows, effective as of the Effective Date:

1.   Except as specified below, the definition of “Company” in the Agreement shall be revised to mean The ODP Corporation;

2.  The text of Section 2.1 of the Agreement shall be revised to read as follows:

“During the Employment Term, Executive shall serve as the Chief Executive Officer of Company and as Chief Executive Officer of Office Depot, LLC (the “LLC”), reporting to the board of directors of Company (the “Board”) and the board of managers of the LLC (the “LLC Board”). In such positions, Executive shall be the most senior executive officer of Company and the LLC and shall have such duties, authority and responsibility as shall be determined from time to time by the Board and the LLC Board, which duties, authority and responsibility shall be customary for persons occupying such position in companies of like size and type. Except as specifically provided otherwise in this Agreement, references to Executive’s employment with Company shall be deemed to refer to Executive’s employment with both Company and the LLC.  All of the members of Company’s and the LLC’s executive leadership team (the “ELT”) shall report directly to Executive, except to the extent he determines otherwise. Executive has been appointed as a member of the Board and the LLC Board as of the Effective Date. At each annual meeting of Company shareholders during the Employment Term, Company shall nominate Executive to serve as a member of the Board. Executive shall not receive any additional compensation for services as a member of the Board and the LLC Board. Executive shall, if requested, also serve as an officer or director of any other affiliate of Company for no additional compensation.”

3.The following new introductory sentence shall be added at the beginning of Section 4 of the Agreement, immediately following the heading:

“Unless otherwise determined by the Board, all payments and benefits required by this Agreement shall be paid or provided solely by the LLC pursuant to the compensation policies and benefit plans and programs sponsored by the LLC, provided that Company and the Board shall be responsible for satisfying the equity award provisions of this Agreement. The Agreement shall be interpreted consistent with the preceding sentence.”

4. The text of Section 4.10 of the Agreement shall be amended to read as follows:

“In the event that Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding initiated by Executive or Company or any of its affiliates related to any contest or dispute between Executive and Company or any of its affiliates with respect to this Agreement or Executive’s employment hereunder, by reason of the fact that Executive is or was a director or officer of Company, or any affiliate of Company, or is or was serving at the request of Company or the LLC as a director, officer, member, employee or agent of another corporation or partnership, joint venture, trust or other enterprise, Executive shall be indemnified and held harmless by Company to the maximum extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended (if amended to be more favorable to Executive), or to the extent provided in Company’s charter and by-laws (including advances) if more favorable to Executive than the provisions of the Delaware General Corporation Law, from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorney fees).  This Section 4.10 shall survive the termination or expiration of this Agreement and of Executive’s employment.”

5.The following new introductory sentence shall be added at the beginning of Section 5 of the Agreement, immediately following the heading:

“References in this Agreement to the termination of Executive’s employment with Company shall be deemed to refer to termination of Executive’s employment with both Company and the LLC. References in this Agreement to Company and the Board in the definitions of Cause and Good Reason set out in this Section 5 shall be deemed to refer to either or both Company and the LLC and to either or both the Board and the LLC Board, as applicable.  The Agreement shall be interpreted consistent with the preceding sentences.”

6. Section 5.4 of this Agreement shall be amended to refer to The ODP Corporation Executive Change in Control Severance Plan instead of the Office Depot, Inc. Executive Change in Control Severance Plan.

7.The following new introductory sentence shall be added at the beginning of each of Sections 7 through 13 of the Agreement, immediately following the heading of each Section:

“All references to Company in this Section shall be deemed to refer to Company, the LLC and any other affiliate of Company.”

EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates specified below, effective as of the Effective Date.

/s/GERRY P. SMITH
Gerry P. Smith

Date:	July 1, 2020

THE ODP CORPORATION

By:	/s/ N. DAVID BLEISCH

	Name:	N. David Bleisch

	Title:	Executive Vice President, Chief Legal & Administrative Officer

Date:	July 1, 2020

OFFICE DEPOT, LLC

By:	/s/ N. DAVID BLEISCH

	Name:	N. David Bleisch

	Title:	Executive Vice President, Chief Legal & Administrative Officer

Date:	July 1, 2020